EXHIBIT 10.2

October 29, 2008

Tamara L. Lundgren
President and Chief Executive Officer
Schnitzer Steel Industries, Inc.
3200 NW Yeon Avenue
Portland, Oregon 97210

Re: Change in Control Severance Agreement

Dear Tamara:

Schnitzer Steel Industries, Inc., an Oregon corporation (the “Company”), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company.  In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company, its customers and its shareholders.  Accordingly, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company.

In order to induce you to remain in the employ of the Company, this amended and restated letter agreement (the “Agreement”), which has been approved by the Compensation Committee of the Board, sets forth severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated in connection with a Change in Control (as defined in Section 3 hereof) under the circumstances described below.  This Agreement amends and restates the Change in Control Severance Agreement between you and the Company, dated as of March 24, 2006.

1.    Right to Terminate.  The Company or you may terminate your employment as the Company’s President and Chief Executive Officer at any time, subject to the Amended and Restated Employment Agreement dated October 29, 2008 (the “Employment Agreement”) and this Agreement, as applicable.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

2.    Term of Agreement.  This Agreement shall commence on December 1, 2008 and shall continue in effect through December 1, 2011, or earlier termination of your employment; provided, that (1) commencing on December 1, 2009 and each December 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such December 1 date, the Company or you shall have given notice that this Agreement shall not be extended; provided, further that (1) the Company’s ability to give such a notice shall be suspended during the period commencing on the date on which the Company executes an agreement to undergo a Change in Control and ending on the date on which such Change in

Control is consummated or such agreement lapses or is otherwise terminated, as applicable and (2) in the event a Change in Control occurs during the term of this Agreement, the Agreement shall automatically be extended such that the Agreement shall remain in effect for the 24-month period commencing on the date such Change in Control is consummated.

3.    Change in Control.

(i)    For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(A)    The consummation of:

(1)    any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or

(2)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;

(B)    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

(C)    Any Person (as hereinafter defined) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board, no Change in Control shall be deemed to have occurred for purposes of this Agreement if (1) you acquire (other than on the same basis as all other holders of shares of Common Stock of the Company) an equity interest in an entity that acquires the Company in a Change in Control otherwise described under subparagraph (A) above, or (2) you are part of a group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control under subparagraph (C) above.

(ii)    For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 14(d) of the Exchange Act, other than the Company or any employee benefit plan sponsored by the Company.

4.    Termination During Change in Control Protection Period.  If a Change in Control occurs, you shall be entitled to the payments and benefits provided in Section 5(ii) hereof in the event that within 24 months following the Change in Control, (x) your employment with the Company is terminated by the Company for any reason other than Cause (for the avoidance of doubt, a termination by the Company “for any reason other than Cause” includes a termination by the Company due to your Disability), or (y) your employment with the Company is terminated by you for Good Reason (as defined below).  Notwithstanding anything to the contrary herein, in the event a Change in Control shall occur during the six-month period following the termination of your employment by the Company without Cause, or by you for Good Reason, then your employment shall be deemed to have been terminated immediately after such Change in Control and you shall be entitled to the benefits provided in Section 5(ii) hereof, less the amount of severance (if any) you have received pursuant to Sections 7(b)(ii) and 7(b)(iii) of your Employment Agreement.

(i)    Good Reason. Termination by you of your employment with the Company for “Good Reason” shall mean termination by you of your employment with the Company based on any of the following events set forth in (A) through (H) below, provided  (1) you give Notice of Termination (as defined below) no later than 90 days after the first occurrence of the events giving rise to your intent to terminate your employment for Good Reason; (2) the Company fails to fully correct such events within 30 days of receiving such Notice of Termination, and (3) such termination occurs no later than 180 days following the first occurrence of the events giving rise to Good Reason:

(A)    an adverse change or diminution in your status, title, positions or responsibilities as President and Chief Executive Officer or the assignment to you of any duties, reporting requirements or responsibilities which are inconsistent with such status, title or positions (including, without limitation, any requirement that you report to any person other than the Board or any failure to be the senior most officer of the Company), or your removal from or any failure to reappoint or you to such positions (including, without limitation, any failure to be reappointed or reelected to the Board), in each case except in connection with the termination of your employment for Cause or by you other than for Good Reason;

(B)    a reduction by the Company in your base salary as in effect immediately prior to the Change in Control (or any higher rate in effect subsequent to the Change in Control);

(C)    the failure by the Company to continue in effect any Plan (as hereinafter defined) in which you are participating immediately prior to the Change in Control (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect immediately prior to the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case immediately prior to the Change in Control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you immediately prior to the Change in Control;

(D)    the failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to the Change in Control (or any higher number of paid vacation days to which you are entitled following the Change in Control);

(E)    the Company’s requiring you to relocate your personal residence, or to change your base office locations from either of the current locations in New York City, New York and Portland, Oregon, absent agreement by you, except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the Change in Control;

(F)    the failure by the Company to obtain from any Successor (as hereinafter defined) the assent to this Agreement contemplated by Section 7 hereof;

(G)    any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4(iv) below; and for purposes of this Agreement, no such purported termination shall be effective; or

(H)    the failure by the Company to pay you any portion of your current compensation, to credit your deferred compensation plan account in accordance with your previous election, or to pay you any portion of an installment of deferred compensation under any Plan in which you participated, within seven days of the date such compensation is due.

For purposes of this Agreement, “Plan” shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan, such as a thrift, pension, profit sharing, deferred compensation, medical, disability, accident, life insurance, or relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

(ii)    Notice of Termination. Any purported termination by the Company or by you (other than termination due to your death, which shall terminate your employment automatically) following a Change in Control shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(iii)    Date of Termination. “Date of Termination” shall mean the date your employment with the Company is terminated, which date shall be determined as follows:

(A)    if your employment is terminated due to your death, the date of your death;

(B)    if your employment is to be terminated by the Company or if your employment is to be terminated by you without a claim of Good Reason, the date specified in the Notice of Termination; and

(C)    if your employment is to be terminated by you for Good Reason, the date on which your employment terminates in accordance with Section 4(i) above.

5.    Compensation Upon Termination.

(i)    If your employment shall be terminated for Cause, the Company shall pay you the Accrued Obligations (as defined in the Employment Agreement).  Thereupon the Company shall have no further obligations to you under this Agreement.

(ii)    If within the twenty-four (24) months immediately following a Change in Control, a Date of Termination of your employment with the Company occurs as a result of (a) a termination by the Company other than for Cause (for the avoidance of doubt, a termination by the Company “for any reason other than Cause” includes a termination by the Company due to your Disability), or (b) a termination by you for Good Reason, then, by no later than the fifth day following the later of the Date of Termination or, if this Section 5(ii) applies due to the application of the last sentence of Section 4, the Change in Control (in each case, except as may otherwise be provided herein), you (or your estate, as applicable) shall be entitled to a severance benefit as follows:

(A)    the Company shall pay your full base salary at the rate in effect just prior to the time a Notice of Termination is given plus your current year annual bonus through the Date of Termination plus any benefits or awards which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you; provided, that with respect to a termination of your employment for Good Reason based on a reduction by the Company in your base salary as in effect immediately prior to the Change in Control, the Company shall pay your full base salary through the Date of Termination at the rate in effect just prior to such reduction plus any benefits or awards which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you;

(B)    as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to you (or your estate, as applicable) in a single payment an amount in cash equal to the sum of (1) three times the greater of (i) your annual rate of base salary in effect on the Date of Termination or (ii) your annual rate of base salary in effect immediately prior to the Change in Control plus (2) three times the sum of the greater of (i) the average of your last three annual bonuses (annualized in the case of any bonus paid with respect to a partial year); provided, that the amount taken into account with respect to each of the last three annual bonuses shall not exceed three times the target bonus established by the Board with respect to each such year or (ii) the target bonus as most recently established by the Board;

(C)    for a 36-month period after the Date of Termination, the Company shall arrange to provide you, your spouse and your dependents, as applicable, with life, accident and health insurance benefits substantially similar to those which you were receiving immediately prior to the Change in Control. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this subparagraph (C) to the extent that a similar benefit is actually received by you from a subsequent employer during such 36-month period, and any such benefit actually received by you shall be reported to the Company; and

(D)    all options to purchase Company common stock then held by you shall become immediately vested and exercisable in full and all performance shares, restricted stock units and restricted stock then held by you shall become immediately vested and all forfeiture provisions shall lapse.

(iii)    Except as expressly provided in Section 4 of this Agreement, the amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination or otherwise. Your entitlements under Section (5)(ii) are in addition to, and not in lieu of, any rights, benefits or entitlements you may have under the terms or provisions of any Plan.

6.    Tax Gross-Up Payments.

(i)    Whether or not your employment is terminated, if any of the payments provided for in this Agreement or any other payment or benefit received or to be received by you in connection with a Change in Control or the termination of your employment (collectively, the “Change in Control Payments”) will be subject to the tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar tax that may hereafter be imposed (the “Excise Tax”), the Company shall pay to you at the time any such Change in Control Payment is paid an additional amount (the “Gross-Up Payment”) such that the net amount retained by you, after deduction of any Excise Tax on the Change in Control Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Change in Control Payments. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your personal residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment directly and indirectly attributable to such reduction plus interest on the amount of such repayment at the rate provided for in section 1274(d) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any Change in Control Payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest and penalties payable to the taxing authorities with respect to such excess) at the time that the amount of such excess is finally determined.

(ii)    The Company shall withhold the Excise Tax determined under Section 6(i) above in accordance with section 4999(b) of the Code, and shall withhold federal, state and local income taxes from Change in Control Payments and Gross-Up Payments as required by law.

7.    Successors; Binding Agreement.

(i)    The Company will seek to have any Successor (as hereinafter defined), by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of its obligations under this Agreement. For purposes of this Agreement, “Successor” shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger, consolidation or purchase of assets, or indirectly, by purchase of the Company’s Voting Securities or otherwise.

(ii)    This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

8.    Fees and Expenses. The Company shall pay to you all legal fees and related expenses incurred by you in good faith as a result of your seeking to obtain or enforce in good faith any right or benefit provided by this Agreement.

9.    Survival. The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 4, 5, 6, 7, 8 and 13 of this Agreement shall survive termination of this Agreement, but only with respect to a Change in Control occurring during the term of this Agreement.

10.    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed to the address of the respective party set forth on the first page of this Agreement or to Executive as set forth in the Company’s records, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

11.    Amendment, Waiver; Applicable Law.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and a duly authorized officer of the Company (other than yourself).  No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Oregon, without regard to conflicts of law principles.

12.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award, which award shall be a final and binding determination of the dispute or controversy, in any court having jurisdiction; provided, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses of the arbitrators arising in connection with any arbitration proceeding pursuant to this Section 13.

14.    Compliance with Code Section 409A.  Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your Date of Termination (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.  In the event that payments under this Agreement are deferred pursuant to this Section 14 in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified under this Section 14 (together with interest for any additional deferral period resulting from this Section 14 at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of termination).  The Company shall consult with you in good faith regarding the implementation of this Section 14.  For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment until such termination is also a “Separation from Service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

15.    Related Agreements. To the extent that any provision of any other agreement between the Company or any of its subsidiaries and you (including, without limitation, the Employment Agreement) shall limit, qualify or be inconsistent with any provision of this Agreement, while this Agreement remains in force and effect, then the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

16.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely, SCHNITZER STEEL INDUSTRIES, INC. By: /s/ Judith Johansen Name: Judith Johansen Title: Acting Chair, Compensation Committee of the Board of Directors

Agreed to this 29th day
of October, 2008

/s/ Tamara L. Lundgren

Tamara L. Lundgren